Exhibit 99.1

Consolidated Water Reports First Quarter 2026 Results

GEORGE TOWN, Grand Cayman, Cayman Islands, May 11, 2026 -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: CWCO), a leading designer, builder and operator of advanced water treatment plants, reported results for the quarter ended March 31, 2026. All comparisons are to the same prior year period unless otherwise noted.

Consolidated Water will hold a conference call at 11:00 a.m. Eastern time tomorrow to discuss the results (see dial-in information below).

First Quarter 2026 Financial Summary

●	Total revenue decreased 11% to $30.0 million.
●	Retail revenue decreased 9% to $8.6 million due to significantly greater rainfall on Grand Cayman during the quarter.
●	Bulk revenue increased 4% to $8.7 million primarily due to new revenue from the recently commissioned seawater desalination facility in Cat Island, The Bahamas.
●	Services revenue increased by 12% to $11.3 million.
●	Manufacturing revenue decreased by 76% to $1.4 million primarily due to a decrease in the total dollar amount of new purchase orders and, to a lesser extent, the timing of the receipt and the commencement of work on these new orders. Net income from continuing operations attributable to company stockholders totaled $3.8 million or $0.23 per diluted share, compared to $4.9 million or $0.31 per diluted share in the first quarter of 2025.
●	Including discontinued operations, net income attributable to company stockholders totaled $3.8 million or $0.23 per diluted share, compared to $4.8 million or $0.30 per diluted share in the first quarter of 2025.
●	Cash and cash equivalents increased to $126.3 million and working capital increased to $144.3 million as of March 31, 2026.

Management Commentary

“In Q1, consolidated revenue declined due to revenue declines in our manufacturing and retail segments,” said Consolidated Water CEO Rick McTaggart. “Manufacturing revenue was lower due to the timing of receipt of new purchase orders for 2026 projects compared to last year. We had received a large purchase order in late 2024 which favorably impacted our first quarter revenue last year. Retail revenue was impacted by much wetter weather conditions this past quarter which reduced the water volume we sold in Grand Cayman by about 10%. However, revenue in our bulk and services segments continued to grow this past quarter, which partially offset the decline in our other two operating segments. Gross profit and operating income in our bulk and services segments also increased, underscoring the stable, recurring nature of our Caribbean-based bulk water business and the momentum in our operations and maintenance (O&M) services.

“Our bulk segment revenue increase reflects contributions from one of two new desalination plants on Cat Island, The Bahamas, which supply potable water to the Water and Sewerage Corporation of The Bahamas. The second plant is expected to be commissioned in the second quarter of this year. Our services segment revenue increase was mainly due to a 15% increase in revenue from O&M contracts. The O&M revenue increase was partially due to revenue from a new municipal client in southern California under a three-year contract that was awarded to PERC in November last year, which is expected to generate approximately $4.5 million in revenue over the three-year term.

“While our manufacturing segment revenue decreased compared to Q1 last year, based on current backlog, we expect manufacturing revenue for the rest of this year will improve. However, we also expect that manufacturing revenue for the full 2026 fiscal year will be less than the manufacturing revenue generated in 2025, which was a record year. Some of our production capacity this year will be used to manufacture seawater reverse osmosis units and piping for our Hawaii project. Accounting rules require that this Hawaii-related manufacturing revenue is eliminated in consolidation, although they will eventually be recognized through our services segment as the Hawaii project advances.

“We are seeing a very active market for our manufacturing segment products and services for the remainder of this year, particularly for municipal water projects in Florida. We believe that our extensive experience manufacturing large-scale membrane-based water treatment systems, as well as our location in Ft. Pierce, Florida, position us well to continue growing that part of our business in the Florida market. We believe this activity will positively impact 2026 and 2027 performance.

“As we previously announced last year, we were awarded two water treatment plant construction projects, including a $3.9 million drinking water plant expansion in Colorado and an $11.7 million wastewater recycling plant in California. The combined value of these projects totals approximately $15.6 million, and the remaining revenue of more than $13 million attributable to these projects is expected to be realized primarily in 2026.

“Our construction service segment revenue is anticipated to remain below the record achieved in 2023 until the initiation of construction of a 1.7 million gallon per day seawater desalination plant in Kalaeloa, Hawaii for the Honolulu Board of Water Supply. We continue to focus on the permitting process, respond to regulatory inquiries and coordinate with the Honolulu Board of Water Supply to mitigate project schedule impacts. Although we are still unable to provide a firm construction start date for the project, we made some progress to obtain a key permit for the project and are encouraged by recent meetings with the responsible governmental authority. The deferral of construction activities has shifted anticipated revenue recognition and associated cash flows related to the Hawaii project into future periods. We continue to anticipate that construction of the project will commence later this year and see the construction phase of this major project substantially adding to our revenue and earnings growth in later reporting periods.

“In 2026 and beyond, we expect our diversified business to continue to deliver strong year-over-year results for shareholders, supported by our Grand Cayman retail operations, stable recurring revenue from our Caribbean bulk water business, and growth opportunities in our U.S. manufacturing, design-build and O&M businesses. With global demand for clean water rising, our strong balance sheet positions us to act quickly on desalination and water infrastructure opportunities in the Caribbean and North America, as well as potential strategic acquisitions or partnerships.”

First Quarter 2026 Financial Results

Revenue totaled $30.0 million, decreasing 11% from $33.7 million in the first quarter of 2025. The decrease was due to decreases of $4.4 million in the manufacturing segment and $834,000 in the retail segment. The decreases were partially offset by increases of $333,000 in the bulk segment and $1.2 million in the services segment.

Retail revenue decreased due to a 10.2% decrease in the volume of water sold. The decrease resulted from significantly greater rainfall on Grand Cayman during the quarter, as 2025 rainfall was well below historical norms.

The slight increase in bulk segment revenue was primarily due to new revenue from the CW-Bahamas Cat Island plant.

The increase in services segment revenue was primarily due to revenue generated under O&M contracts that totaled $8.9 million for the first quarter of 2026, an increase of 15% from the first quarter of 2025. A portion of the increase in O&M revenue was attributable to a new three-year contract for a California municipality obtained by PERC in November last year. About $500,000 of the O&M revenue increase was due to additional construction work and maintenance services completed in 2026 for an O&M contract that expired at the end of March 2026. Construction revenue remained relatively consistent at $2.1 million in the first quarter of 2026 as compared to $2.2 million in the same year-ago quarter.

Manufacturing segment revenue decreased by $4.4 million, or 76%, to $1.4 million, as compared to $5.8 million in the first quarter of 2025. The decrease was due to a decrease in the total dollar volume of new purchase orders and, to a lesser extent, the timing of the receipt and commencement of work on new purchase orders.

Gross profit for 2026 was $10.9 million (36% of total revenue), as compared to $12.3 million (37% of total revenue) in the first quarter of 2025. The decrease was due to the decline in retail and manufacturing revenue mentioned above.

Net income from continuing operations attributable to Consolidated Water stockholders for the first quarter of 2026 was $3.8 million, or $0.24 per diluted share, compared to net income of $4.9 million, or $0.31 per diluted share, in the first quarter of 2025.

Including discontinued operations, net income attributable to Consolidated Water stockholders for the first quarter of 2026 was $3.8 million or $0.23 per diluted share, compared to net income of $4.8 million, or $0.30 per diluted share, in the first quarter of 2025.

Cash and cash equivalents totaled $126.3 million as of March 31, 2026, with working capital of $144.3 million and stockholders’ equity of $223.6 million.

First Quarter 2026 Segment Results

	Three Months Ended March 31, 2026
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$8,577,058	$8,744,769	$11,251,344	$1,400,529	$—	$29,973,700
Cost of revenue	3,642,157	5,735,986	8,427,156	1,252,388	—	19,057,687
Gross profit	4,934,901	3,008,783	2,824,188	148,141	—	10,916,013
General and administrative expenses	902,607	404,223	1,785,996	485,908	3,840,334	7,419,068
Gain (loss) on asset dispositions, net	(76,754)	—	19,549	—	—	(57,205)
Income (loss) from operations	3,955,540	2,604,560	1,057,741	(337,767)	(3,840,334)	3,439,740
Interest income	46,233	177,507	239,875	1	183,612	647,228
Interest expense	—	—	(2,736)	—	—	(2,736)
Income (loss) from affiliates	—	—	—	(8,634)	60,243	51,609
Other	25,858	10,023	1	7,468	115	43,465
Other income (loss), net	72,091	187,530	237,140	(1,165)	243,970	739,566
Income (loss) before income taxes	4,027,631	2,792,090	1,294,881	(338,932)	(3,596,364)	4,179,306
Provision for income taxes	—	—	316,049	(113,349)	—	202,700
Net income (loss) from continuing operations	4,027,631	2,792,090	978,832	(225,583)	(3,596,364)	3,976,606
Income from continuing operations attributable to non-controlling interests	—	156,135	—	—	—	156,135
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$4,027,631	$2,635,955	$978,832	$(225,583)	$(3,596,364)	3,820,471
Net loss from discontinued operations						(43,042)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$3,777,429

	Three Months Ended March 31, 2025
	Retail	Bulk	Services	Manufacturing	Corporate	Total
Revenue	$9,411,342	$8,411,716	$10,078,268	$5,814,059	$—	$33,715,385
Cost of revenue	3,706,063	5,584,089	8,061,877	4,057,069	—	21,409,098
Gross profit	5,705,279	2,827,627	2,016,391	1,756,990	—	12,306,287
General and administrative expenses	788,812	346,081	2,195,338	664,078	3,729,650	7,723,959
Gain on asset dispositions, net	29,976	—	(1,541)	—	—	28,435
Income (loss) from operations	4,946,443	2,481,546	(180,488)	1,092,912	(3,729,650)	4,610,763
Interest income	32,866	204,103	143,319	1	236,305	616,594
Interest expense	—	—	(1,528)	—	—	(1,528)
Income from affiliate	—	—	—	(34,004)	64,478	30,474
Other	28,308	14,933	36	74	—	43,351
Other income, net	61,174	219,036	141,827	(33,929)	300,783	688,891
Income (loss) before income taxes	5,007,617	2,700,582	(38,661)	1,058,983	(3,428,867)	5,299,654
Provision (benefit) for income taxes	—	—	(35,893)	246,010	—	210,117
Net income (loss) from continuing operations	5,007,617	2,700,582	(2,768)	812,973	(3,428,867)	5,089,537
Income from continuing operations attributable to non-controlling interests	—	165,427	—	—	—	165,427
Net income (loss) from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	$5,007,617	$2,535,155	$(2,768)	$812,973	$(3,428,867)	4,924,110
Net loss from discontinued operations						(133,081)
Net income attributable to Consolidated Water Co. Ltd. stockholders						$4,791,029

The following table presents the company’s revenue disaggregated by revenue source.

	Three Months Ended March 31,
	2026	2025
Retail revenue	$8,577,058	$9,411,342
Bulk revenue	8,744,769	8,411,716
Services revenue	11,251,344	10,078,268
Manufacturing revenue	1,400,529	5,814,059
Total revenue	$29,973,700	$33,715,385

Services revenue consists of the following:

	Three Months Ended March 31,
	2026	2025
Construction revenue	$2,101,137	$2,218,230
Operations and maintenance revenue	8,888,458	7,725,298
Design and consulting revenue	261,749	134,740
Total services revenue	$11,251,344	$10,078,268

Annual General Meeting of Shareholders

The company has set June 1, 2026 as the date of its Annual General Meeting of Shareholders to be held at 3:00 p.m. Cayman Islands time (4:00 p.m. EDT) at the Westin Grand Cayman Seven Mile Beach Resort & Spa, Seven Mile Beach, Grand Cayman, Cayman Islands. Holders of record of the company’s stock as of April 2, 2026 will be entitled to vote at the meeting.

Conference Call

Consolidated Water management will host a conference call tomorrow to discuss these results, followed by a question-and-answer period.

Date: Tuesday, May 12, 2026

Time: 11:00 a.m. Eastern time (8:00 a.m. Pacific time)

Toll-free dial-in number: 1-844-875-6913

International dial-in number: 1-412-317-6709

Participant web phone: click here

Conference ID: 3191190

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you require any assistance connecting with the call, please contact Encore at 1-949-432-7450.

A replay of the call will be available after 1:00 p.m. Eastern time on the same day through May 19, 2026, as well as available for replay via the Investors section of the Consolidated Water website at www.cwco.com.

Toll-free replay number: 1-855-669-9658

International replay number: 1-412-317-0088

Replay ID: 3191190

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water treatment plants and water distribution systems. The company designs, constructs and operates seawater desalination facilities in the Cayman Islands, The Bahamas and the British Virgin Islands, and designs, constructs and operates water treatment and reuse facilities in the United States.

The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment.

For more information, visit cwco.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace; (ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) the collection of its delinquent accounts receivable in the Bahamas; and (v) various other risks such as economic, operational, and industry-specific risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at ir.cwco.com/docs. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
David W. Sasnett
Executive Vice President and CFO
Tel (954) 509-8200
Email Contact

Investor & Media Contact:
Ron Both or Grant Stude
Encore Investor Relations
Tel (949) 432-7450
Email Contact

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2026	2025
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$126,331,873	$123,788,390
Accounts receivable, net	36,232,930	32,768,537
Inventory	4,323,265	3,736,845
Prepaid expenses and other current assets	4,560,239	5,927,675
Contract assets	1,293,848	3,290,815
Current assets of discontinued operations	131,954	124,630
Total current assets	172,874,109	169,636,892
Property, plant and equipment, net	56,708,697	55,151,758
Construction in progress	5,144,291	6,695,656
Inventory, noncurrent	5,586,869	5,563,142
Investment in affiliates	1,049,083	1,186,849
Goodwill	12,861,404	12,861,404
Intangible assets, net	2,029,129	2,101,555
Operating lease right-of-use assets	2,712,619	2,930,441
Other assets	1,189,321	1,437,648
Total assets	$260,155,522	$257,565,345

LIABILITIES AND EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$9,619,209	$9,620,880
Accrued compensation	2,747,410	3,039,142
Dividends payable	2,280,461	2,285,317
Current maturities of operating leases	619,659	661,047
Current portion of long-term debt	16,804	47,549
Contract liabilities	12,875,169	11,528,634
Deferred revenue	179,546	248,719
Current liabilities of discontinued operations	271,067	271,159
Total current liabilities	28,609,325	27,702,447
Long-term debt, noncurrent	4,555	25,954
Deferred tax liabilities	487,747	707,444
Noncurrent operating leases	2,146,943	2,297,161
Other liabilities	153,000	153,000
Total liabilities	31,401,570	30,886,006
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 38,923 and 39,507 shares, respectively	23,354	23,704
Common stock, $0.60 par value. Authorized 24,800,000 shares; issued and outstanding 16,000,190 and 15,945,233 shares, respectively	9,600,114	9,567,140
Additional paid-in capital	95,666,040	95,310,630
Retained earnings	118,279,492	116,749,048
Total Consolidated Water Co. Ltd. stockholders' equity	223,569,000	221,650,522
Non-controlling interests	5,184,952	5,028,817
Total equity	228,753,952	226,679,339
Total liabilities and equity	$260,155,522	$257,565,345

CONSOLIDATED WATER CO. LTD.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	Three Months Ended March 31,
	2026	2025
Revenue	$29,973,700	$33,715,385
Cost of revenue	19,057,687	21,409,098
Gross profit	10,916,013	12,306,287
General and administrative expenses	7,419,068	7,723,959
Gain (loss) on asset dispositions, net	(57,205)	28,435
Income from operations	3,439,740	4,610,763

Other income (expense):
Interest income	647,228	616,594
Interest expense	(2,736)	(1,528)
Equity in the earnings of affiliates	51,609	30,474
Other	43,465	43,351
Other income, net	739,566	688,891
Income before income taxes	4,179,306	5,299,654
Provision for income taxes	202,700	210,117
Net income from continuing operations	3,976,606	5,089,537
Income from continuing operations attributable to non-controlling interests	156,135	165,427
Net income from continuing operations attributable to Consolidated Water Co. Ltd. stockholders	3,820,471	4,924,110
Net loss from discontinued operations	(43,042)	(133,081)
Net income attributable to Consolidated Water Co. Ltd. stockholders	$3,777,429	$4,791,029

Basic earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.24	$0.31
Discontinued operations	—	(0.01)
Basic earnings per share	$0.24	$0.30

Diluted earnings (loss) per common share attributable to Consolidated Water Co. Ltd. common stockholders
Continuing operations	$0.24	$0.31
Discontinued operations	—	(0.01)
Diluted earnings per share	$0.23	$0.30

Dividends declared per common and redeemable preferred shares	$0.14	$0.11

Weighted average number of common shares used in the determination of:
Basic earnings per share	16,000,081	15,915,867
Diluted earnings per share	16,107,053	16,041,847